Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-70625) pertaining to the Corrections Corporation of America (formerly Prison Realty Trust) Amended and Restated 1997 Employee Share Incentive Plan,

(2)	Registration Statement (Form S-8 No. 333-69352) pertaining to the Corrections Corporation of America Amended and Restated 2000 Stock Incentive Plan,

(3)	Registration Statement (Form S-8 No. 333-115492) pertaining to the registration of additional shares for the Corrections Corporation of America Amended and Restated 2000 Stock Incentive Plan,

(4)	Registration Statement (Form S-8 No. 333-115493) pertaining to the Corrections Corporation of America Non-Employee Directors’ Compensation Plan,

(5)	Registration Statement (Form S-8 No. 333-69358) pertaining to the Corrections Corporation of America 401(k) Savings and Retirement Plan,

(6)	Registration Statement (Form S-8 No. 333-143046) pertaining to the Corrections Corporation of America 2008 Stock Incentive Plan, and

(7)	Registration Statement (Form S-8 No. 333-176140) pertaining to the registration of additional shares for the Corrections Corporation of America Amended and Restated 2008 Stock Incentive Plan;

of our reports dated February 27, 2012 with respect to the consolidated financial statements of Corrections Corporation of America and Subsidiaries and the effectiveness of internal control over financial reporting of Corrections Corporation of America and Subsidiaries included in this Annual Report (Form 10-K) of Corrections Corporation of America and Subsidiaries for the year ended December 31, 2011.

/s/ Ernst & Young LLP
Ernst & Young LLP

Nashville, Tennessee

February 27, 2012